Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-151579, 333-132234, 333-82430 and 333-82432 on Form S-8 of our report dated December 14, 2010 (dated May 27, 2011 as to Notes 1 and 3), relating to the consolidated financial statements of MedCath Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for non-controlling interests effective October 1, 2009), appearing in this Current Report on Form 8-K of MedCath Corporation filed on May 27, 2011.
DELOITTE & TOUCHE LLP
Charlotte, North Carolina
May 27, 2011